Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Radiant Systems Central Europe, Inc.

Radiant Systems International, Inc.

Estorelink.Com, Inc.

RetailEnterprise, LLC

Radiant Enterprise Software LLC

Radiant Systems Asia-Pacific Pty Ltd.

Radiant Systems Retail Solutions Pte Ltd.

Radiant Systems s.r.o.

Radiant Systems Retail Solutions, S.L.

Radiant Systems UK Limited

Radiant Hospitality Systems, Ltd.

RADS Holding Corp.